434 Fayetteville Street, Suite 600, Raleigh, NC  27601

Investor Relations:	Media:
David Waldman/Jody Burfening	Felicia Ramsey
Lippert/Heilshorn & Associates	Summus, Inc.
(212) 838-3777	(919) 807-5646
dwaldman@lhai.com	felicia.ramsey@summus.com

SUMMUS REPORTS 152% INCREASE IN FIRST QUARTER REVENUE

Revenues For the Quarter Increase 19% Over the Prior Quarter As a Result of
Increased Market Traction From Summus Wireless Applications

Raleigh, N.C. — May 10, 2005 —Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced financial results for the first quarter ended March 31, 2005. Highlights for the quarter include:

▪
Total revenue for the first quarter of 2005 increased 152% to approximately $2.0 million, compared to $788,000 for the same period in 2004. Revenue increased due to higher sales of existing wireless applications and new wireless applications developed by Summus.

▪	Total revenues for the quarter increased by 19% over total revenues of $1.67 million for the quarter ended December 31, 2004. This marks the sixth consecutive quarter of double-digit revenue growth.
▪	Gross Margins for the quarter increased to 52% from 49% in the same period in 2004.
▪	Net loss from operations for the quarter decreased by 43% to $696,000, compared to a net loss from operations of $1.22 million for the same period in 2004.
▪
Net loss applicable to common shareholders for the quarter was $1.64 million or $0.13 per share, versus $1.49 million or $0.21 per share, for the same period in 2004. The loss for the first quarter of 2005 includes a non-recurring and non-cash expense of $851,000 for the amortization of discount on debt and beneficial conversion feature.

▪	As of March 31, 2005, Summus’ cash and accounts receivable totaled $4.62 million.

Gary E. Ban, chief executive officer of Summus, stated, "We continue to strengthen our market position, as evidenced by our sustained double-digit sequential quarterly revenue growth. We attribute this improvement to the sustained growth of users of our key products; the growing product offerings among our major wireless carrier partners, both domestic and abroad; and our ability to secure marquee relationships with highly recognizable consumer brands. Specifically, we have increased and are diversifying our subscriber base as we introduced and expanded branded content and applications during the first quarter of 2005 including:

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

–	the continued proliferation of The Wall Street Journal Mobile on six new wireless carriers;
–	the launch of the 2005 Sports Illustrated Swimsuit wallpaper on over twenty carriers and over 100 handsets worldwide;
–	the launch of a new tournament version of Texas Hold’em by Phil Hellmuth;
–	the launch of content from Hooters, Golf Digest and The Grateful Dead; and
–	the expansion of the SI Swimsuit and Hooter’s Calendar content to China Unicom, one of the world’s largest wireless carriers.

We are also strengthening our portfolio of leading content brand partners, which should drive meaningful revenue growth in the second half of 2005, as we announced a number of new, high profile relationships during the first quarter including:

–	new personalization content and applications from Golf Digest;
–	a mobile version of America Online's popular You've Got Pictures® service;
–
a partnership with Mattel Inc. to develop and distribute a multiplayer version of America's favorite card game, UNO®, and other classic games, including: Ker Plunk!®, Rock 'Em Sock 'Em Robots™ and Toss Across™ for the mobile phone; and

–	a relationship with HL enterprises to build a Texas Hold’em tutorial game for the cell phone.

With this wide array of new content and applications, we are quite encouraged by the outlook for the remainder of 2005.”

Mr. Ban continued, “In light of several new major revenue-generating online opportunities that we have identified, we have made a strategic decision to accelerate the timing of certain near-term investments in technology and product development. Additionally, based upon the previous success of earlier marketing initiatives, we have also enhanced our promotion efforts to include expanded advertising campaigns for all of our mobile offerings, such as our popular Sports Illustrated Swimsuit collection and our Multiplayer Texas Hold’em game, through new premium SMS and TV advertising promotions. As a result, we believe these important investments will significantly enhance our market penetration and long-term recurring revenue growth as we enter the second half of 2005 and on into 2006. We believe we have sufficient capital to support our near-term growth plans to rapidly increase sales and move towards achieving positive cash flow in the latter half of 2005.”

Conference Call

The Summus first quarter conference call will be held at 11:00AM (EDT) on Tuesday May 10, 2005. To participate in the call, please dial 706-634-2478. A live webcast of the call will also be available on the company's website, www.summus.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. The webcast will be archived on Summus’ website, and a telephone replay of the call will be available for seven days beginning at 2:00 p.m. Eastern time, May 10th, at 706-645-9291, using conference ID #5893727.

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

About Summus

Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 29 mobile phone applications deployed through 41 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

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Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

SUMMUS, INC. BALANCE SHEETS (Unaudited)

	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash	$3,617,655	$1,405,788
Accounts receivable	1,004,546	801,698
Prepaids and other current assets	85,311	101,315
Total current assets	4,707,512	2,308,801
Equipment, software and furniture, net	95,654	97,005
Total assets	$4,803,166	$2,405,806

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,369,867	$1,167,259
Accrued salaries and related costs	181,089	187,029
Accrued interest	92,493	96,068
Current portion of notes payable	140,338	307,668
Convertible notes payable, net of discount of $743,715
at December 31, 2004	-	681,285
Total current liabilities	1,783,787	2,439,309
Notes payable, less current portion	-	53,693

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value;
10,000 shares designated, 2,407 shares issued and
outstanding at March 31, 2005 and December 31,
2004 (liquidation preference of $2,519,327 as of
March 31, 2005)	2,407,295	2,407,295
Common stock, $0.001 par value, 185,000,000 shares
authorized; 13,474,736 and 12,105,257 shares issued
and 13,470,886 and 12,101,407 shares outstanding at
March 31, 2005 and December 31, 2004, respectively	13,471	12,101
Additional paid-in capital	57,159,243	52,485,043
Deferred compensation	(68,551)	(90,363)
Accumulated deficit	(56,264,460)	(54,673,653)
Treasury stock, at cost (3,850 shares)	(227,619)	(227,619)
Total stockholders’ equity (deficit)	3,019,379	(87,196)
Total liabilities and stockholders’ equity (deficit )	$4,803,166	$2,405,806

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three-Month Period Ended

	March 31, 2005	March 31, 2004
Revenues:
Wireless applications and contracts	$1,986,347	$773,330
Contracts and license fees	—	13,889
Wireless license fees	3,700	750
Total revenues	1,990,047	787,969
Cost of revenues:
Wireless applications and contracts	956,187	396,337
Contracts and license fees	—	3,199
Wireless license fees	—	—
Total cost of revenues	956,187	399,536
Gross profit	1,033,860	388,433

Operating expenses:
General and administrative expenses	727,103	926,061
Research and development	644,576	520,222
Sales and marketing	283,299	108,393
Non-cash compensation	11,068	47,036
Non-cash consulting expense	5,202	6,344
Non-cash settlements	58,750	—
Total operating expenses	1,729,998	1,608,056
Loss from operations	(696,138)	(1,219,623)
Interest expense	(43,337)	(20,848)
Amortization of discount on debt and beneficial conversion feature	(851,332)	—
Net loss	$(1,590,807)	$(1,240,471)

Net loss applicable to common stockholders:
Net loss	$(1, 590,807)	$(1,240,471)
Accretion of beneficial conversion feature on preferred stock	—	(208,522)
Preferred stock dividends	(48,140)	(41,565)
Net loss applicable to common stockholders	$(1,638,947)	$(1,490,558)
Per share amounts (basic and diluted)	$(0.13)	$(0.21)
Weighted average shares of common stock outstanding	12,751,276	7,094,163

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three-Month Period Ended
	March 31, 2005	March 31, 2004

Operating activities
Net loss	$(1,590,807)	$(1,240,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,550	43,273
Non-cash compensation	11,068	47,036
Common stock options and warrants issued for services	5,202	6,344
Amortization of discount on debt and beneficial conversion feature	851,332	—
Non-cash settlements	58,750	—
Changes in operating assets and liabilities:
Accounts receivable	(202,848)	(149,904)
Prepaid and other assets	16,004	(205,849)
Accounts payable and other accrued expenses	199,033	(122,278)
Accrued salaries and related costs	(5,940)	(209,774)
Deferred revenue	—	21,000
Net cash used in operating activities	(646,656)	(1,810,623)

Investing activities
Purchases of equipment, software and furniture	(10,199)	(21,417)
Net cash used in investing activities	(10,199)	(21,417)

Financing activities
Proceeds from exercise of stock options and warrants	4,330,363	—
Proceeds from issuance of convertible debt	215,000	—
Payments of convertible debt	(1,640,000)	—
Principal payments on capital lease obligations	—	(10,546)
Principal payments on notes payable and short-term borrowings	(36,641)	(46,012)
Net cash provided by (used in) financing activities	2,868,722	(56,558)

Net increase (decrease) in cash	2,211,867	(1,888,598)
Cash at beginning of period	1,405,788	2,188,645
Cash at end of period	$3,617,655	$300,047

Supplemental disclosures of cash flow information
Cash paid for interest	$46,912	$18,032

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com